As filed with the Securities and Exchange Commission on April 1, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Coinbase Global, Inc.
(Exact name of registrant as specified in its charter)

Delaware	46-4707224
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Brian Armstrong
Chairman and Chief Executive Officer
Coinbase Global, Inc.
Address Not Applicable1
(Address of principal executive offices) (Zip Code)
2013 Amended and Restated Stock Plan
2019 Equity Incentive Plan
Tagomi Systems Inc. 2018 Stock Plan
Bison Trails Co. 2018 Stock Plan
2021 Equity Incentive Plan
2021 Employee Stock Purchase Plan
(Full titles of the plans)
The Corporation Trust Company
1209 Orange Street
Wilmington, Delaware 19801
(302) 777-0200
(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Please send copies of all communications to:
Mark C. Stevens Michael A. Brown Ran D. Ben-Tzur Faisal Rashid Jennifer J. Hitchcock Fenwick & West LLP 228 Santa Monica Blvd, Suite 300 Santa Monica, California 90401 (310) 434-5400	Paul Grewal Juan Suarez Doug Sharp Coinbase Global, Inc. Address Not Applicable[1]
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
1 In May 2020, the Registrant became a remote-first company. Accordingly, the Registrant does not maintain a headquarters.

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, $0.00001 par value per share
- To be issued under the 2021 Equity Incentive Plan	36,122,814(2)	$8.22(3)	$296,929,532	$32,396
- To be issued under the 2021 Employee Stock Purchase Plan	5,174,644(4)	$6.99(5)	$36,170,762	$3,947
- Outstanding under the 2013 Amended and Restated Stock Plan	2,831,132(6)	$17.42(7)	$49,318,320	$5,381
- Outstanding under the 2013 Amended and Restated Stock Plan	16,857,927(8)	$—(9)	—	—
- Outstanding under the 2019 Equity Incentive Plan (Options)	34,934,327(10)	$21.63(11)	$755,629,494	$82,440
- Outstanding under the 2019 Equity Incentive Plan (RSUs)	7,517,095(12)	$8.22(3)	$61,790,521	$6,742
- Outstanding under the Tagomi Systems Inc. 2018 Stock Plan	17,523(13)	$5.33(14)	$93,398	$11
- Outstanding under the Bison Trails Co. 2018 Stock Plan	355,268(15)	$3.62(16)	$1,286,071	$141
Class B common stock, $0.00001 par value per share
- Outstanding under the 2013 Amended and Restated Stock Plan	16,857,927(17)	$3.47(18)	$58,497,007	$6,383
TOTAL	120,668,657		$1,259,715,105	$137,441

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock or Class B common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Class A common stock or Class B common stock.
(2)Shares of Class A common stock reserved for issuance under the 2021 Equity Incentive Plan (“2021 Plan”) consists of (a) 31,047,869 shares of Class A common stock reserved for issuance under the 2021 Plan and (b) 5,074,945 shares of Class A common stock previously reserved but unissued under the 2019 Equity Incentive Plan (“2019 Plan”), that are now available for issuance under the 2021 Plan. To the extent outstanding awards under the 2019 Plan and 2013 Amended and Restated Stock Plan (“2013 Plan”) are forfeited, lapse unexercised, or would otherwise have been returned to the share reserve under the 2019 Plan and 2013 Plan, the shares of Class A common stock or Class B common stock subject to such awards instead will be available for future issuance as Class A common stock under the 2021 Plan. See footnote 6 and 8 below.
(3)Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) of the Securities Act. Given that there is no proposed maximum offering price per share of Class A common stock, the Registrant calculates the proposed maximum aggregate offering price by analogy to Rule 457(f)(2), based on the book value of the Class A common stock the Registrant registers, which was calculated from its unaudited pro forma balance sheet as of December 31, 2021. Given that the Registrant’s shares of Class A common stock are not traded on an exchange or over-the-counter, the Registrant did not use the market price of its Class A common stock in accordance with Rule 457(c).
(4)Represents shares reserved for issuance under the 2021 Employee Stock Purchase Plan (“Purchase Plan”) as of the date of this Registration Statement.

(5)Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) of the Securities Act. Given that there is no proposed maximum offering price per share of Class A common stock, the Registrant calculates the proposed maximum aggregate offering price, by analogy to Rule 457(f)(2), based on 85% of the book value of the Class A common stock the Registrant registers, which was calculated from its unaudited pro forma balance sheet as of December 31, 2021. Given that the Registrant’s shares of Class A common stock are not traded on an exchange or over-the-counter, the Registrant did not use the market price of its Class A common stock in accordance with Rule 457(c). Pursuant to the Purchase Plan, the purchase price of the shares of Class A common stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value of a share of Class A common stock on the first trading day pursuant to the initial public listing or on the exercise date.
(6)Represents shares of the Registrant’s Class A common stock reserved for issuance pursuant to stock options outstanding under the 2013 as of the date of this Registration Statement. Any shares of Class A common stock that are subject to awards under the 2013 Plan that are forfeited, lapse unexercised, or would otherwise have been returned to the share reserve under the 2013 Plan, instead will be available for issuance as Class A common stock under the 2021 Plan. See footnote 2 above.
(7)Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the exercise price for stock options outstanding under the 2013 Plan granted by the Registrant as of the date of this Registration Statement.
(8)Represents shares of the Registrant’s Class A common stock reserved for issuance upon conversion of Class B common stock underlying stock options outstanding under the 2013 Plan as of the date of this Registration Statement. Any shares of Class B common stock that are subject to awards under the 2013 Plan that are forfeited, lapse unexercised, or would otherwise have been returned to the share reserve under the 2013 Plan, instead will be available for issuance as Class A common stock under the 2021 Plan. See footnote 2 above.
(9)Pursuant to Rule 457(i) under the Securities Act, there is no fee associated with the registration of shares of Class A common stock issuable upon conversion of the shares of any Class B common stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of Class B common stock.
(10)Represents shares of Class A common stock reserved for issuance pursuant to stock options outstanding under the 2019 Plan as of the date of this Registration Statement. Any shares of Class A common stock that are subject to stock options under the 2019 Plan that are forfeited, lapse unexercised, or would otherwise have been returned to the share reserve under the 2019 Plan will be available for issuance again as Class A common stock under the 2021 Plan. See footnote 2 above.
(11)Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the exercise price for stock options outstanding under the 2019 Plan granted by the Registrant as of the date of this Registration Statement.
(12)Represents shares subject to issuance in connection with restricted stock units outstanding under the 2019 Plan as of the date of this Registration Statement. Any such shares of common stock that are subject to awards under the 2019 Plan, which are forfeited, lapse unexercised, or would otherwise have been returned to the share reserve under the 2019 plan will be available under the 2021 Plan. See footnote 2 above.
(13)Represents shares subject to issuance upon the exercise of stock options outstanding under the Tagomi Systems Inc. 2018 Stock Plan (the “Tagomi Plan”) and assumed by the Registrant in July 2020 pursuant to the Registrant’s acquisition of Tagomi Holdings, Inc.
(14)Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the bases of the weighted average exercise price for stock options outstanding under the Tagomi Plan as of the date of this Registration Statement.
(15)Represents shares subject to issuance upon the exercise of stock options outstanding under the Bison Trails Co. 2018 Stock Plan (the “Bison Plan”) and assumed by the Registrant in February 2021 pursuant to the Registrant’s acquisition of Bison Trails Co.
(16)Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the bases of the weighted average exercise price for stock options outstanding under the Bison Plan as of the date of this Registration Statement.
(17)Represents shares of Class B common stock reserved for issuance pursuant to stock options outstanding under the 2013 Plan as of the date of this Registration Statement. Any shares of Class B common stock that are subject to stock options under the 2013 Plan that are forfeited, lapse unexercised, or would otherwise have been returned to the share reserve under the 2013 Plan will be available for issuance as Class A common stock under the 2021 Plan. See footnote 2 above.
(18)Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the weighted average exercise price for stock options outstanding under the 2013 Plan granted by the Registrant as of the date of this Registration Statement.

PART I
Information Required in the Section 10(a) Prospectus
The information called for by Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) and has been or will be sent or given to participating service providers in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.
PART II
Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference.
The following documents filed by Coinbase Global, Inc. (the “Registrant”) with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:
(a)the Registrant’s Registration Statement on Form S-1, as amended, filed with the Commission on March 23, 2021 (File No. 333-253482), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and
(b)the description of the Registrant’s Class A common stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-40289) filed with the Commission on March 24, 2021 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.
All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
As of the date of this Registration Statement, individuals and entities associated with Fenwick & West LLP beneficially own an aggregate of less than 0.01% of the Registrant’s Class B common stock.
Item 6 . Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.
As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:
•any breach of the director’s duty of loyalty to the Registrant or its stockholders;
•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or
•any transaction from which the director derived an improper personal benefit.
As permitted by the Delaware General Corporation Law, the Registrant’s restated bylaws provide that:
•the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;
•the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;
•the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and
•the rights conferred in the restated bylaws are not exclusive.
The Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. The indemnification provisions in the Registrant’s restated certificate of incorporation, restated bylaws, and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.
The Registrant currently carries liability insurance for its directors and officers. See also the undertakings set out in response to Item 9 of this Registration Statement.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.
The following exhibits are filed herewith:

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

4.1	Restated Certificate of Incorporation, as currently in effect.					X
4.2	Restated Bylaws, as currently in effect.					X
4.3	Form of the Registrant’s Class A Common Stock Certificate.	S-1	333-253482	4.1	2/25/2021
4.4	2013 Amended and Restated Stock Plan and forms of award agreements thereunder.	S-1	333-253482	10.2	2/25/2021
4.5	2019 Equity Incentive Plan, as amended, and forms of award agreements thereunder.	S-1	333-253482	10.3	2/25/2021
4.6	2021 Equity Incentive Plan and forms of award agreements thereunder.	S-1	333-253482	10.4	2/25/2021
4.7	2021 Employee Stock Purchase Plan.	S-1	333-253482	10.5	2/25/2021
4.8	Tagomi Systems Inc. 2018 Stock Plan.					X
4.9	Bison Trails Co. 2018 Stock Plan.					X
5.1	Opinion of Fenwick & West LLP.					X
23.1	Consent of Fenwick & West LLP (included in Exhibit 5.1).					X
23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm.					X
23.3	Consent of Grant Thornton LLP, independent registered public accounting firm.					X
24.1	Power of Attorney (included on the signature page to this registration statement).					X
Item 9. Undertakings.
A. The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 1st day of April, 2021.

COINBASE GLOBAL, INC.

By:	/s/ Brian Armstrong
Brian Armstrong
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Brian Armstrong and Alesia J. Haas, and each of them, as his or her true and lawful attorney-in-fact and agent with the full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments to this Registration Statement on Form S-8), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian Armstrong	Chief Executive Officer and Director (Principal Executive Officer)	April 1, 2021
Brian Armstrong

/s/ Alesia J. Haas	Chief Financial Officer (Principal Financial Officer)	April 1, 2021
Alesia J. Haas

/s/ Jennifer N. Jones	Chief Accounting Officer (Principal Accounting Officer)	April 1, 2021
Jennifer N. Jones

/s/ Marc L. Andreessen	Director	April 1, 2021
Marc L. Andreessen

/s/ Frederick Ernest Ehrsam III	Director	April 1, 2021
Frederick Ernest Ehrsam III

/s/ Kathryn Haun	Director	April 1, 2021
Kathryn Haun

/s/ Kelly Kramer	Director	April 1, 2021
Kelly Kramer

/s/ Gokul Rajaram	Director	April 1, 2021
Gokul Rajaram

/s/ Fred Wilson	Director	April 1, 2021
Fred Wilson